Exhibit 10.6

FY 2014 Executive Annual Incentive Plan

Purpose:	The Executive Annual Incentive Plan is designed to motivate Executive Officers to focus on specific, measurable corporate goals and provide performance-based compensation to Executive Officers based on the achievement of these goals.

Eligibility:	The Plan Participants include Executive Officers of Serena. Executive Officers are officers of Serena at the level of Senior Vice President or above. A Plan Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout to be eligible to earn and receive the applicable bonus amount.

Target Bonus:	The target incentive bonus is based on a percentage of the Plan Participant’s annual base salary as set forth in the Plan Participant’s individual Plan Summary.

Bonus Payments:	The incentive bonus will be paid on an annual basis as set forth in this Plan and the Plan Participant’s Plan Summary. Payment will be made within one and one-half months of the end of the fiscal year, and will be subject to applicable payroll taxes and withholdings. Actual bonus payouts will be capped at 150% of the individual target bonus amounts. No portion of the target bonus will be payable under this Plan until achievement of at least 95% of the performance metric.

Performance Metrics:	The performance metric consists of the annual EBITA target under Serena’s revised fiscal year 2014 operating plan approved by the Board of Directors on June 5, 2013. The bonus payout for the fiscal year will be determined based on actual achievement against the performance metric, as follows:

Achievement Level	95%	97.5%	100%	102.5%	105%
EBITA Target Bonus Payout	50%	75%	100%	125%	150%

Proration:	The target incentive bonus will be pro-rated based on the number of days that the Plan Participant is employed as a regular, full-time employee of Serena during the fiscal year and eligible to participate under the Plan. If the Plan Participant’s employment terminates before the end of the fiscal year or prior to the payment of an incentive bonus for the fiscal year, the Plan Participant will not be eligible to receive a prorated portion of the incentive bonus.

Adjustments:	In the event of an acquisition or disposition, restructuring or other extraordinary event impacting Serena’s business or financial performance, the plan administrator may adjust the applicable performance metric to reflect the potential impact upon Serena’s financial performance.

Plan Provisions:	The fiscal year under this Plan commences on February 1, 2013 and ends on January 31, 2014. This Plan supersedes any prior executive annual incentive plans, including the FY 2014 Executive Annual Incentive Plan approved by the Board of Directors on March 5, 2013 and the FY2013 Executive Annual Incentive Plan. In the event of any conflict between the terms of this Plan and Plan Summary, the terms of this Plan will control.

If a Change in Control (as defined in the Amended and Restated 2006 Stock Incentive Plan) should occur prior to the end of fiscal year 2014 and the Plan Participant is employed by Serena immediately prior to the Change in Control, Serena will pay the Plan Participant a prorated portion of the Plan Participant’s target bonus immediately prior to the Change in Control.

The Plan does not represent an employment contract or agreement between Serena and any Plan Participant. The Plan Participant must sign an individual Plan Summary in order to participate and be eligible to receive a bonus under this Plan. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors. The Plan Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan and Plan Summaries. The Plan Administrator reserves the right to modify, suspend or terminate the Plan and/or Plan Summaries for any reason at any time, and to exercise its own judgment and discretion with regard to determining the achievement of performance metrics and bonus payments. All determinations and decisions by the Plan Administrator will be deemed final and binding upon Plan Participants. The terms of the Plan and Plan Summary may be modified by a separate written agreement (e.g., offer letter) between Serena and a Plan Participant, provided that the terms of such agreement have been approved by the Plan Administrator or Board of Directors.